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                                                                  Exhibit 10.19


                 Sonic Innovations, Inc.
                 5330 South 900 East
                 Suite 240
                 Salt Lake City
                 Utah 84117-7261
                 USA
                 (in the following referred to as "Licensee")

                 and

                 K/S HIMPP
                 Ny Vestergaardsvej 25
                 DK-3500 Vaerlose
                 Denmark
                 (in the following referred to as "Licensor")

have today entered into the following

                           PATENT LICENSE AGREEMENT
                           ------------------------

1.   PREAMBLE
     --------

1.1. Licensor is the owner of the entire right, title and interest in certain patents and patent applications.

1.2. Licensee wishes to obtain a non-exclusive license to the patents and patent applications as defined below, and Licensor is willing to grant said license to Licensee on the terms hereinafter set forth.

1.3. This Patent License Agreement shall replace the Patent License Agreement between the parties dated August 27 and September 10, 1998 with effect as from June 13, 2000, however, any royalties due from January 1 to June 13, 2000 shall be payable in accordance with the terms of the Patent License Agreement dated August/September 1998.

2.   DEFINITIONS
     -----------

2.1. The term "Licensed Patents" as used in this Agreement shall be defined as all patents and patent applications owned by Licensor as of the effective date of this Agreement and which Licensor has the right to license hereunder, including without limitation the patents and patent applications listed in Exhibits A and B to this Agreement, as well as any patents which are later issued from patent applications listed in Exhibits A and B.
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     Licensed Patents shall not include any of the patents or applications owned by the Licensor as listed in Exhibit C.

2.2. The term "Licensed Products" as used in this Agreement shall mean hearing aids, components thereof or any apparatus, device or system which is designed for use with a hearing aid, covered by a claim of a Licensed Patent or made by a process covered by a claim of a Licensed Patent.

2.3. For purposes of this Agreement the term "affiliated company" shall include a company or entity which itself is directly or indirectly controlled by or directly or indirectly controls the Licensee, or any company or entity which is directly or indirectly controlled by the company or entity controlling the Licensee. For purposes of this Clause 2.3 the term "control" shall mean a shareholding or similar ownership of more than 50 percent.

3.   THE LICENSE
     -----------

3.1. Subject to the terms and conditions hereinafter set forth, and subject to any prior conflicting rights that may have been granted under the Licensed Patents, Licensor hereby grants to Licensee a non-exclusive, worldwide license under the Licensed Patents to make, use, sell, have made and import Licensed Products.

3.2. Licensee is aware that license agreements identical to this Agreement are entered into between Licensor and other present and future limited partners of Licensor, and that license agreements on terms that are not identical to this Agreement may be entered into between Licensor and third party licensees granting to such licensees a non-exclusive license to the Licensed Patents.

3.3. The grant of license hereunder is for the use exclusively by Licensee and affiliated companies of Licensee, and Licensee shall not grant to third parties any sub-licenses or other rights under the Licensed Patents.

3.4. The above non-exclusive rights of the parties may be subject to restrictions or limitations imposed under mandatory provisions of the EU or under national law or regulations and such provisions shall apply and be considered part of this Agreement.

4.   THE PATENTS
     -----------

4.1. During the life of this Agreement Licensor in its sole discretion shall decide what steps shall be taken to obtain patents that have been applied for and to maintain the patents already granted. All costs connected with the maintenance and issuance of patents shall be paid by Licensor.

4.2. Licensee has been informed that Licensor may at its sole discretion discontinue the maintenance of the Licensed Patents or part thereof, and Licensee agrees that it shall not have any right of compensation or any other claim against Licensor based on the fact that the Licensed Patents or some of them may lapse.

5.   ASSIGNMENT/SUB-LICENSES
     -----------------------

5.1. Licensee shall not be entitled to assign its rights and obligations hereunder to a third party without the express permission of Licensor, such permission not to be withheld by Licensor in the event that Licensee
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     wishes to sell all of Licensee's hearing aid activities, and the purchaser of such activities agrees to assume all of Licensee's rights and obligations as against Licensor under this Agreement and in Licensee's capacity as limited partner in the Licensor.

5.2. Licensee shall not be entitled to grant sub-licenses.

6.   WARRANTIES OF LICENSOR
     ----------------------

6.1. Licensor warrants,

     that   Licensor is the owner of the entire right, title and interest in the
     ----   Licensed Patents and has the right to grant the license granted herein; and

     that   Licensor is not aware of any prior conflicting rights granted under
     ----   any of the Licensed Patents except: the Central Institute for the
            Deaf (CID) has been granted an option for an exclusive license under all patents listed in Exhibit B for all fields of use except hearing aids.

6.2. Nothing in this Agreement shall be construed as a representation or warranty by Licensor as to the technical or commercial results which can be obtained by the exploitation of the Licensed Patents.

6.3. The parties agree that should a patent not issue from any of the applications listed in Exhibits A and B hereto, the terms hereof inclusive of Licensee's obligations hereunder shall be otherwise unaffected by such occurrence.

7.   INFRINGEMENT
     ------------

7.1. In the case of any third party infringing the Patents, Licensor shall in its sole discretion decide whether legal proceedings shall be initiated to prevent such infringement. If legal proceedings are initiated, Licensee shall, if requested, act under the instructions of Licensor in this regard to the extent that such instructions are not contrary to the interest of Licensee.

7.2. Costs incurred in connection with legal proceedings shall be borne by Licensor.

8.   PRODUCT LIABILITY AND COMPLIANCE
     --------------------------------

8.1. Only Licensee shall be liable for any claim for compensation which might be set forth by any third party as a consequence of the exploitation of the Licensed Patents.

8.2. Licensee shall observe and comply with all local laws, rules and regulations in the territory applicable to the exploitation of the Licensed Patents, and shall at its own cost obtain any necessary governmental permit or approval.
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9.    SECRECY
      -------

9.1. The parties hereto acknowledge that each party has an interest in maintaining the confidentiality of the Invention and the parties' business and trade practices. Therefore the parties shall treat as secret and confidential all information relating to the other party's business and products, and to the Invention (collectively, the "Confidential Information"). The parties each agree to use their best efforts to prevent the unauthorised use and disclosure of the Confidential Information, which shall include requiring all third parties to whom the Confidential Information is disclosed to execute confidentiality agreements containing terms similar to those contained in this Article 11.1. Notwithstanding the foregoing, the parties may disclose any Confidential Information which has been independently acquired from a third party, that does not have an obligation of confidentiality to any of the parties, which is made public incident to the filing of patent applications or the issuance of patents, which has otherwise become generally known in the industry in which the parties operate other than as a result of wrongdoing by the party disclosing such information, or the disclosure is required pursuant to judicial order or the mandate of any governmental agency or authority.

9.2. The obligations of confidentiality hereunder shall continue after the expiration of this Agreement, irrespective of the cause and irrespective of which of the parties might terminate the Agreement.

10.   FORCE MAJEURE
      -------------

10.1. Neither party shall be under any liability to the other party hereunder due to circumstances that such party shows is beyond his control, such as change of legislation, government prohibition, or other kind of force majeure. The parties undertake to notify the other party if any force majeure circumstances should occur.

11.   LICENSE FEES
      ------------

11.1. In consideration of the license granted hereunder, Licensee has under
      Article 4 of the Articles of Association of Licensor in Licensee's capacity as a limited partner of the partnership agreed to pay a proportional share of the partnership's yearly deficit, however not exceeding USD 25,000.

11.2. Payment of the above license fees shall be effected in accordance with the terms of the Articles of Association of the limited partnership - first time for the calendar year of 2000 and in proportion to such part of the calendar year this Patent License agreement has been in force.

12.   TERM OF AGREEMENT
      -----------------

12.1. This Agreement shall be deemed to have come into force on June 13, 2000 and shall remain in force and be non-terminable by Licensor until the expiry of all of the Licensed Patents, however, subject to the timely payment by Licensee of all amounts due to Licensor under a subscription agreement entered into simultaneously herewith (in the following referred to as "the Subscription Agreement").

12.2. Licensee shall be entitled to terminate its obligation to pay license fees in accordance with Article 11.1 above in accordance with Article 16.3 of the partnership Articles subject, however, to settlement in full of all payments under the Subscription Agreement. After the termination date (as defined therein) any license to use the Licensed Patents shall still continue in full force and effect but Licensee having thus terminated the Agreement shall not have any right to use patents acquired by Licensor after the termination date.
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13.   BREACH OF AGREEMENT
      -------------------

13.1. In the event of a material breach by Licensee of any of its material obligations under this Agreement or under the Subscription Agreement which is not remedied within thirty (30) days from the date of service by Licensor of a notice in writing specifying the material breach and requiring its remedy, Licensor may terminate this Agreement forthwith.

13.2. In the event of a material breach by Licensor of any of its material obligations under this Agreement which is not remedied within thirty (30) days from the date of service by Licensee of a notice in writing specifying the material breach and requiring its remedy, Licensee may terminate this Agreement forthwith.

14.   APPLICABLE LAW AND ARBITRATION
      ------------------------------

14.1. Any dispute arising between the parties concerning this Agreement cannot be brought before the ordinary courts but shall be resolved in accordance with substantive Danish law by arbitration in Copenhagen.

14.2. The party intending to convene the arbitration tribunal shall notify the other party by registered letter of such intent providing a short description of the issues which shall be before the arbitration tribunal. Each party shall then within four weeks appoint an arbitrator. These arbitrators shall within two weeks appoint a third arbitrator who shall be educated as a lawyer. If the arbitrators have not agreed upon the third arbitrator within two weeks or if a party fails within the time given to appoint an arbitrator, the relevant arbitrator shall be appointed if a party shall so direct by the President of the Maritime and Commercial Court in Copenhagen.

14.3. The arbitration tribunal shall itself decide its rules of procedure and shall when handing down its ruling, order the distribution of costs involved in the matter including costs to legal counsel and, if necessary, accountants.

14.4. To the extent that they have not been varied by the contents of this
      Article 14 the provision of the Danish Arbitration Act shall apply. The arbitration tribunal shall conduct its proceedings in the English language.



For the Licensee:                       For the Licensor:


/s/Jorgen Heide                         /s/Soren Westermann
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Sonic Innovations, Inc.                 K/S HIMPP